Exhibit 99.1

SPY Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED September 30, 2012

For Immediate Release: November 13, 2012

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the quarter ended September 30, 2012.

Total net sales increased by $0.7 million, or 8%, to $9.9 million for the quarter ended September 30, 2012, compared with total net sales of $9.2 million for the quarter ended September 30, 2011. Total net sales increased by $2.6 million, or 10%, to $27.5 million for the nine months ended September 30, 2012, compared with total net sales of $24.9 million for the nine months ended September 30, 2011.

Sales of our core SPY® brand products increased by $1.4 million, or 17%, to $9.8 million for the quarter ended September 30, 2012, compared with core SPY® brand sales of $8.4 million during the quarter ended September 30, 2011. Other sales of approximately $0.1 million during the quarter ended September 30, 2012, consisted of licensed brand products which are no longer a focus of the Company, compared with licensed product sales of $0.8 million during the quarter ended September 30, 2011.

Sales of our core SPY® brand products increased by $3.9 million, or 17%, to $27.1 million for the nine months ended September 30, 2012, compared with core SPY® brand sales of $23.2 million during the nine months ended September 30, 2011. Other sales were $0.4 million during the nine months ended September 30, 2012, consisting of licensed brand products which are no longer a focus of the Company, compared with licensed product sales of $1.7 million during the nine months ended September 30, 2011.

“With strong SPY® brand sales growth of 17% for 3rd quarter of 2012 over 2011, building on the huge SPY® brand growth rate of 25% for the 3rd quarter of 2011 over 2010, we are happy to have achieved our 6th consecutive quarter of year over year growth of SPY® brand products. We feel this once again demonstrates the strength of our renewed brand positioning and exciting new product collection,” said Michael Marckx, President and CEO. “We are especially pleased that we were able to grow our North American snow goggle and sunglass businesses because of such a poor snow season last year that we believe caused many of our retailers to have relatively high inventory levels going into this 2012 fall snow goggle buying season.”

We incurred a net loss of $1.8 million during the quarter ended September 30, 2012, which was significantly lower than the net loss of $3.0 million during the quarter ended September 30, 2011. The reduced loss during the quarter ended September 30, 2012 was primarily due to increased gross margin. Total operating expenses were slightly lower during the quarter ended September 30, 2012 compared to 2011; with lower general and administrative expenses due to the level of legal and consulting expenses in 2011 associated with the restructure of management in 2011, offset by increased sales and marketing expenses in 2012 related to our SPY® brand products. Additionally, operating expenses in the quarter ended September 30, 2012 included $0.7 million related to certain restructuring actions which included estimated expenses associated with reducing the number of employees and changing the direct portion of our European business to a distribution model. The restructuring activities together with reducing the level of anticipated spending for marketing programs are intended to lower our future breakeven point on an operating basis.

In August 2012, we increased our borrowing capacity by increasing the maximum principal amount available to us under one of our credit facilities with Costa Brava Partnership III, L.P. (“Costa Brava”) by $3.0 million (from $7.0 million to $10.0 million), thereby increasing the aggregate maximum principal amount under all credit facilities from Costa Brava from $14.0 million to $17.0 million (excluding accrued interest which is added to outstanding principal). We also extended the due dates of both of our credit facilities with Costa Brava to be April 1, 2014. In September 2012, we borrowed $1.0 million under a convertible debt arrangement with Harlingwood (Alpha), LLC (“Harlingwood”). Costa Brava and Harlingwood are significant shareholders of the company’s common stock.

The results of our operations, liquidity and capital resources during and as of the quarter ended September 30, 2012 and 2011, respectively, are more fully discussed in our Form 10-Q for the quarter ended September 30, 2012.

SPY Inc.:

We design, market and distribute premium products for hardcore participants in action sports, motorsports, snow sports, cycling and multi-sports markets, which embrace their attendant lifestyle subcultures, crossing over into more mainstream fashion, music and entertainment markets. We believe a principal strength is our ability to create distinctive products for active people within the youthful demographics of these subcultures. Our principal products – sunglasses, goggles and prescription frames – are marketed under the SPY® brand. During 2011 and 2010, we also designed, manufactured and sold eyewear under the O’Neill®, Melodies by MJB® and Margaritaville® brands and in 2011, we decided to cease any new purchase orders of additional inventory for these licensed eyewear brands and do not expect any significant sales from these brands in the future.

Safe Harbor Statement:

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results. Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:

Maddy Isbell, PR Manager

760-804-8420

Fax: 760-804-8442

investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash	$953	$727
Accounts receivable, net	6,125	4,859
Inventories, net	7,636	6,190
Prepaid expenses and other current assets	526	420

Total current assets	15,240	12,196
Property and equipment, net	510	730
Intangible assets, net of accumulated amortization of $718 and $688 at September 30, 2012 and December 31, 2011, respectively	105	65
Other long-term assets	76	50

Total assets	$15,931	$13,041

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$4,577	$2,484
Current portion of capital leases	56	65
Current portion of notes payable	15	500
Accounts payable	2,616	1,583
Accrued expenses and other liabilities	3,807	2,679
Income taxes payable	—	8

Total current liabilities	11,071	7,319
Capital leases, noncurrent	111	150
Secured notes payable, noncurrent	36	47
Subordinated stockholder long-term debt, noncurrent	17,530	13,000

Total liabilities	28,748	20,516
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,072,774 and 12,955,438 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	44,183	43,492
Accumulated other comprehensive income	460	471
Accumulated deficit	(57,461)	(51,439)

Total stockholders’ deficit	(12,817)	(7,475)

Total liabilities and stockholders’ deficit	$15,931	$13,041

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net sales	$9,886	9,186	$27,497	$24,875
Cost of sales	5,583	5,941	14,644	13,334

Gross profit	4,303	3,245	12,853	11,541
Operating expenses:
Sales and marketing	3,838	3,421	11,262	8,863
General and administrative	1,351	1,972	5,075	6,247
Shipping and warehousing	224	164	607	454
Research and development	112	130	364	445
Other operating expense	—	—	—	1,952

Total operating expenses	5,525	5,687	17,308	17,961

Loss from operations	(1,222)	(2,442)	(4,455)	(6,420)
Other income (expense):
Interest expense	(637)	(413)	(1,676)	(964)
Foreign currency transaction gain (loss)	42	(81)	80	(68)
Other (expense) income	33	(27)	29	(26)

Total other expense	(562)	(521)	(1,567)	(1,058)

Loss before provision for income taxes	(1,784)	(2,963)	(6,022)	(7,478)
Income tax provision	—	21	—	27

Net loss	$(1,784)	$(2,984)	$(6,022)	$(7,505)

Net loss per share of Common Stock
Basic	$(0.14)	$(0.23)	$(0.46)	$(0.59)

Diluted	$(0.14)	$(0.23)	$(0.46)	$(0.59)

Shares used in computing net loss per share of Common Stock
Basic	13,066	12,888	13,037	12,675

Diluted	13,066	12,888	13,037	12,675

Other comprehensive income (loss)
Foreign currency translation adjustment	(125)	313	34	(113)
Unrealized gain on foreign currency exposure of net investment in foreign operations	141	(396)	(45)	100

Total other comprehensive income (loss)	16	(83)	(11)	(13)

Comprehensive loss	$(1,768)	$(3,067)	$(6,033)	$(7,518)